                                                                    EXHIBIT 99.1

PRESS RELEASE

SOURCE: Zenex Telecom, Inc.

          ZENEX TELECOM ANNOUNCES CHANGE OF CONTROL AND NEW MANAGEMENT

OKLAHOMA CITY, Oklahoma (BUSINESS WIRE)--March 15, 2002--Zenex Telecom, Inc. (OTC BB: ZENX OB) announced today a change in control and new management. Fireball Enterprises, LLC, which held 27% of the Zenex stock, bought an additional 7,645,435 shares from a group of selling shareholders. The purchase increases Fireball'S ownership to over 50%. The selling shareholder group included Marc Newman, the former President and Chief Executive Officer, and Doug Newman, the former Chief Financial Officer. The Newmans have resigned as officers and directors.

Ron Carte has been named the new Chief Executive Officer. Brian Gustas remains as President of Zenex Communications, the principal subsidiary. Mr. Carte has extensive experience in the banking industry, including serving as President and CEO of First Oklahoma Bank and Trust, and currently serves as Chairman of Edmond Bank and Trust. He has also been very active in civic and community affairs having served as City Treasurer for the City of Edmond, and served as President of the Board of Education. The new Board of Directors is comprised of Mr. Carte, Tim Aduddell and Debra Morehead. Mr. Aduddell is a principal of Fireball.

Mr. Carte states, "I am very excited to assume the leadership role with Zenex. Zenex has the technical talent and expertise along with the network facilities and associated tariffs to grow significantly in the future. We are all going to work hard to increase shareholder awareness and value."

The purchase involved a cash price of $100,000, a termination of the Newmans' employment agreements, the substitution of certain Fireball principals for the Newmans as guarantors of some corporate borrowings and, and an exchange of mutual releases.

Zenex Telecom, Inc. is an Oklahoma City-based provider of long distance telecommunication services.

Forward-Looking Statements. Statements about Zenex Telecom's future expectations, including future revenues, earnings and transactions, as well as all other statements in the press release other than historical facts are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Zenex Telecom intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, Zenex Telecom's actual results and other corporate developments could differ materially from that which has been anticipated in such statements.

----------
Contact:

Zenex Telecom, Inc.
Ron Carte/CEO - 405-749-9999